Exhibit 10.1

RELEASE AND RESTRICTIVE COVENANTS AGREEMENT

THIS RELEASE AND RESTRICTIVE COVENANTS AGREEMENT (“Release” or “Agreement”) is executed on the date specified below by Neil Cashen (“Cashen”) and PHH Corporation (the “Company”).

WHEREAS, Cashen’s employment as a senior-level executive of the Company has terminated, effective September 20, 2006; and

WHEREAS, the Company has agreed to pay Cashen certain amounts and to provide him with certain rights and benefits as consideration for the execution of this Release.

NOW THEREFORE, intending to be legally bound hereby, the Company and Cashen agree as follows:

Last Day of Employment

Cashen’s employment with the Company and any of its subsidiaries and affiliates will terminate on September 20, 2006 (the “Termination Date”), at which date Cashen hereby resigns and relinquishes all offices, titles and authority as an officer of the Company or any of its subsidiaries or affiliates.

Consideration.

1.
In consideration of Cashen’s execution of, failure to revoke and continued compliance with the terms and conditions of the Release, the Company agrees to (a) pay to Cashen a lump sum payment equal to $1,864,800.00, (b) transfer to Cashen title of a 2006 Cadillac Escalade, VIN# 3GYFK66N86G134294 (the “Vehicle”); provided after the Vehicle has been transferred to Cashen, Cashen shall be solely responsible for any taxes, registration, insurance, maintenance and fuel for the Vehicle, (c) transfer to Cashen title to an IBM Thinkpad computer (I.D. 6782) and its monitor, power cord and printer and (d) allow Cashen to continue to vest in and, to the extent applicable, exercise, any outstanding options or restricted stock units that have been awarded to Cashen under the 2005 PHH Corporation Equity and Incentive Plan (the “Equity Plan”), subject to the terms and conditions of the Equity Plan and any award agreement, on the same basis and at the same time as such awards would have vested and been exercisable had Cashen remained in the employ of the Company through October 11, 2009. The payment described in clause (a) shall be paid, the Vehicle described in clause (b) and the computer and printer described in clause (c) shall be transferred, to Cashen no later than ten (10) business days after the Effective Date of the Release, provided that the transfer of the computer referred to in clause (c) shall not occur unless Cashen returns such computer to the Company before the beginning of such 10-business day period to allow the Company to erase or delete all software, data and information from such computer. The Effective Date of this Release shall be the tenth calendar day after the date Cashen signs the Release; provided he has not earlier revoked this Release. All amounts paid and property transferred under this Release shall be subject to applicable withholdings for federal state and local taxes.

2.
Cashen acknowledges that: (a) the payments and benefits set forth in this Release constitute full settlement of all his rights arising out of his employment with the Company except to matters specifically preserved herein, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Cashen. Cashen further acknowledges that, in the absence of his execution of this Release, benefits and payments specified in the “Consideration” section of the Release would not otherwise be due to Cashen.

Release and Covenant Not to Sue.

In consideration for the benefits and payments specified in the Release, Cashen hereby fully and forever releases and discharges the Company and each of its subsidiaries and affiliates, and all of their predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (“Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Cashen’s employment with the Company or any Releasee, including the termination thereof. By this paragraph Cashen waives any claims which Cashen has or may have against Releasees, or any of them. This includes all rights and obligations under any federal, state or local laws or ordinances pertaining to employment, including but not limited to any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, all claims for wrongful discharge, all claims that Releasees, or any of them, dealt unfairly with Cashen, in bad faith or in violation of any contract or agreement, expressed or implied, that may have existed between Releasees, or any of them, and Cashen, and all claims against Releasees, or any of them, for assault, battery, personal injury, emotional distress, pain and suffering.

Cashen expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against Releasees, or any of them, and that he has not assigned any claim against the Releasees, or any of them, Cashen further promises not to initiate a lawsuit or to bring any other claim against Releasees, or any of them, arising out of or in any way related to Cashen’s employment by the Company or any Releasee, including the termination of that employment. This Release will not prevent Cashen from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Cashen for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred by this Release.

The foregoing will not be deemed to release the Company from any of the following claims, entitlements or rights of Cashen for or to:

1.
Claims or actions brought, in good faith, solely to enforce or clarify the promises, rights, entitlements, obligations, and benefits provided in this Release, including but not limited to those provided under the “Consideration” section of this Agreement;

2.	Vested benefits under retirement plans sponsored by the Company in which Cashen is a participant, based on services performed prior to the Termination Date;

3.
Rights to continue health care coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, at his own expense, under the Company’s group health plan upon a qualifying event, e.g., termination of employment;

4.	Rights to convert coverage under an existing life insurance policy provided by the Company, subject to the conversion rights of such policy;

5.
Coverage, if any, under any policy of liability or directors and officers liability insurance for matters subject to said policies for activities arising out of or in any way related to Cashen’s employment prior to the Termination Date;

6.
Any right to indemnification or cost of defense from or by the Company pursuant to the Company’s by-laws or charter, or duly adopted resolution of the Company’s Board of Directors for activities and actions by Cashen as an agent, officer, or employee of the Company, prior to the Termination Date;

7.
Earned wages and compensation, accrued vacation and accrued fringe benefits, or reimbursement for authorized expenses acquired or incurred before the Termination Date, including any bonus which may become due to Cashen under the Company’s 2005 Management Incentive Plan. Such bonus will be paid to Cashen if and when the bonus is paid to the Company’s executive officers, at a level consistent with Cashen’s former duties as Chief Financial Officer of the Company and subject to the terms of the 2005 Management Incentive Plan; and

8.
Any counterclaims in connection with a lawsuit or administrative proceeding in which the Company, its successors, assigns or subrogees seek legal or equitable relief from Cashen provided such counterclaim (i) arises out of the transaction or occurrence that is the subject matter of the claim raised by the Company in such lawsuit or proceeding, (ii) does not require for adjudication the joinder or presence of third parties, and (iii) does not relate to or arise out of the termination of Cashen’s employment or involve any claim for compensation or benefits for services rendered to the Company.

Covenants Not to Unfairly Compete

In further consideration for the benefits and payments set forth in this Release, Cashen agrees that, during the Restriction Period (as defined below), Cashen shall not unfairly compete with the Company or any of its subsidiaries or affiliates (the “PHH Group”), as set forth below:

1.
Cashen agrees that as part of his promise not to unfairly compete with the PHH Group, Cashen, directly or indirectly, as an individual on Cashen’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, shall not provide any service or assistance, in any capacity or function similar to the capacity or function in which Cashen provided services or assistance to the PHH Group to: *CONFIDENTIAL and any successor entity of an entity listed in this section 1 of “Covenants Not to Unfairly Compete” that is created by merger, consolidation or any other similar transaction.

2.
Cashen further agrees that as part of his promise not to unfairly compete with the PHH Group, Cashen, directly or indirectly, as an individual on Cashen’s own account, or as an independent contractor, employee, consultant, agent,

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*The term “Confidential” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

partner, member, joint venturer or otherwise, shall not solicit, induce or encourage, or permit any person or entity to solicit, encourage, induce or attempt to induce on Cashen’s behalf:

(a)
any person who was employed by the PHH Group on the Effective Date of this Release, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the Effective Date of this Release, to terminate their employment with the PHH Group, or in any way interfere with the relationship between the PHH Group and any employee thereof; or

(b)
any customer, client, supplier, licensee or other person or entity that does business with the PHH Group to cease doing business with the PHH Group, or in any way interfere with the relationship between any such persons or entities and the PHH Group; and

3.
Cashen further agrees that as part of his promise not to unfairly compete with the PHH Group, Cashen, directly or indirectly, as an individual on Cashen’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, shall not call on, solicit or service any person or entity who was a customer, client, licensor or licensee of the PHH Group at any time during the twelve-month period immediately preceding the Effective Date of this Release for any purpose which directly or indirectly competes with the business of the PHH Group.

Cashen agrees and acknowledges that the promises and covenants not to unfairly compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that Cashen is receiving significant consideration in exchange for these promises and covenants. Cashen acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.

Cashen agrees and acknowledges that in the event of a breach or threatened breach by Cashen of one or more of these covenants and promises, the PHH Group will suffer irreparable harm that is not compensable solely by damages. Cashen agrees that under such circumstances, the PHH Group shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce these promises and covenants.

The “Restriction Period” for purposes of these “Covenants Not to Unfairly Compete” shall in all events be five (5) years from the Effective Date of this Agreement, provided, however, that solely for purposes of section 1 of these “Covenants Not to Unfairly Compete” the Restriction Period with respect to only the following companies shall be three (3) years instead of five (5) years: *CONFIDENTIAL and any successor entity of an entity listed in this paragraph that is created by merger, consolidation or any other similar transaction.

Confidential Information

Cashen acknowledges that as part of his employment with the PHH Group, he had access to information that was not generally disclosed or made available to the public. Cashen recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information. Cashen agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the executives, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which Cashen has had or may have access and shall not use or disclose such Confidential Information to any person except (a) to the extent required by applicable law, (b) to his personal advisors, to the extent such advisors agree to be bound by this provision, or (c) to the minimum necessary to enforce this Release. This obligation is understood to be in addition to any agreements Cashen may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect. This section of the Release is not subject to the five-year period provided under the “Covenants Not to Unfairly Compete” section above.

Non-Disparagement.

Cashen will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees. This section of the Release is not subject to the five-year period provided under the “Covenants Not to Unfairly Compete” section above.

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*The term “Confidential” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Cooperation.

Cashen further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and any of its subsidiaries and affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Cashen was involved during his employment with the Company. Cashen will render such cooperation in a timely manner upon reasonable notice from the Company.

Rescission Right.

Cashen expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after the receipt of the Release to consider its terms before signing it; and (e) he has seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release will be unenforceable, null and void. Cashen may revoke this Release during those seven (7) days by providing written notice of revocation to the Company. The revocation must be delivered to the President of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054.

Challenge.

If Cashen violates or successfully challenges the enforceability of any provisions of this Release, no further payments, rights or benefits provided under the “Consideration” section this Release will be due to Cashen. However, Cashen may seek clarification from the Company of his rights and obligations under this Release, and, if a dispute remains after seeking clarification, Cashen may raise a dispute regarding his rights under this Release pursuant to the Arbitration provisions of this Release.

Arbitration.

Any dispute arising under this Release will be resolved by arbitration administered exclusively in Baltimore, Maryland by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Cashen with regard to such arbitration. Cashen and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which Cashen has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking injunctive relief to prevent Cashen from violating, or threatening to violate, the terms under the “Covenants Not to Unfairly Compete,” “Confidential Information” and “Non-Disparagement” sections of this Release.

Miscellaneous.

No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Cashen. There have been no such violations, and the Company specifically denies any such violations.

Absence of Reliance. Cashen acknowledges that in agreeing to this Release, he has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Release.

No Reinstatement. Cashen agrees that he will not apply for reinstatement with the Company or any other member of the PHH Group or seek in any way to be reinstated, re-employed or hired by the Company or any other member of the PHH Group in the future.

Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Release.

Notice: All notices, requests, demands and other communications made or given in connection with this Release shall be in writing and shall be deemed to have been duly given (a) if hand delivered, at the same time delivered, or (b) at the time shown on the return receipt if mailed in a certified postage prepaid envelope (return receipt requested) addressed to the respective parties as follows:

If to PHH Corporation:

PHH Corporation
c/o William F. Brown
3000 Leadenhall Road
Mt. Laurel, NJ 08054

If to Neil Cashen:

Mr. Neil Cashen
8743 Marburg Manor Drive
Lutherville, MD 21093

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.

409A Compliance: Notwithstanding anything in this Release to the contrary, in no event shall the Company be obligated to make any payment or distribution to Cashen of any amount that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code section 409A (“Code section 409A”) earlier than the earliest permissible date under Code section 409A that such amount could be paid or distributed without additional taxes or interest being imposed under Code section 409A(a)(1)(B)(i).

Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Cashen and their respective successors, executors, administrators and heirs. Cashen may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

Governing Law. This Release will be governed by, and enforced in accordance with, the laws of the State of Maryland without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, Cashen and the Company have executed this Release as of the date first above written.

Executed this 20th day of September, 2006

By:/s/ Neil J. Cashen
Neil Cashen

PHH CORPORATION

By: /s/ Terence W. Edwards

Date:9/21/06